Exhibit 2.1




                          AMENDMENT TO RIGHTS AGREEMENT


            AMENDMENT (the "Amendment"), dated as of February 22, 1998, to the Rights Agreement, dated as of November 11, 1988 (the "Rights Agreement"), between Magna Group, Inc., a Delaware corporation (the "Company"), and Magna Bank, N.A., as successor Rights Agent (the "Rights Agent").

                                    Recitals

              I. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

              II. Union Planters Corporation, a Tennessee corporation ("Acquiror"), and the Company contemplate entering into an Agreement and Plan of Reorganization (the "Merger Agreement") pursuant to which, among other things, the Company will merge with and into Union Planters Holding Corporation, a wholly-owned subsidiary of Acquiror organized under the laws of the State of Tennessee (the "Merger"). The Board of Directors of the Company has approved the Merger Agreement.

              III. In connection with the Merger Agreement, Acquiror and the Company contemplate entering into a stock option agreement (the "Stock Option Agreement") pursuant to which the Company will grant to Acquiror an option to purchase shares of the Company's common stock, par value $2.00 per share, on the terms and subject to the conditions set forth in the Stock Option Agreement. The Board of Directors of the Company has approved the Stock Option Agreement.

              IV. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement and amend the Rights Agreement.

              V. The Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

              VI. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

            Accordingly, the parties agree as follows:

             A. Amendment of Section 1. Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate locations:

            "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of February 22, 1998, by and between Magna Group, Inc. and Union Planters Corporation, as it may be amended from time to time.

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            "Merger" shall have the meaning set forth in the Merger Agreement.

            "Stock Option Agreement" shall have the meaning set forth in the Merger Agreement.

             B. Amendment of the definition of "Acquiring Person". The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:

            "Notwithstanding anything in this Agreement to the contrary, Union Planters Corporation shall not be deemed to be an Acquiring Person solely by virtue of (i) the execution of the Merger Agreement or the Stock Option Agreement, (ii) the consummation of the Merger or (iii) the consummation of the other transactions contemplated in the Merger Agreement or the Stock Option Agreement."

             C. Amendment of the definition of "Distribution Date". The definition of "Distribution Date" in Section 1(g) of the Rights Agreement is amended by adding the following sentence at the end thereof:

            "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the execution of the Merger Agreement or the Stock Option Agreement, (ii) the consummation of the Merger, or (iii) the consummation of the other transactions contemplated in the Merger Agreement and the Stock Option Agreement."

             D. Amendment of Expiration Date of Rights. Section 7(a) of the Rights Agreement is amended and restated to read in its entirety as follows:

            "The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a share of Preferred Stock as to which the Rights are exercised, at or prior to Close of Business on the earlier of (i) November 22, 1998 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Rights are exchanged as provided in Section 24 hereof (such earlier date being herein referred to as the "Expiration Date"), or (iv) the consummation of the Merger."

             E. Amendment of Section 29. Section 29 of the Rights Agreement is amended to add the following sentence at the end thereof:

            "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the execution of the Merger Agreement or the Stock Option Agreement or by


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      virtue of any of the transactions contemplated by the Merger Agreement or the Stock Option Agreement."

             F. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

             G. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.


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


            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


Attest:                                 MAGNA GROUP, INC.


/s/ Carolyn B. Ryseff                   /s/ G. Thomas Andes
Name:  Carolyn B. Ryseff                Name:  G. Thomas Andes
Title: Secretary                        Title: Chairman, President and Chief
                                               Executive Officer

Attest:                                 MAGNA BANK, N.A.


/s/ Carolyn B. Ryseff                   /s/ G. Thomas Andes
Name:  Carolyn B. Ryseff                Name:  G. Thomas Andes
Title: Secretary                        Title: Chairman, President and Chief
                                               Executive Officer



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